UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

XAI CLO & Income Opportunities Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

Special Shareholder Meeting Update

At the reconvened special meeting of shareholders of XAI CLO & Income Opportunities Fund (“OCTIX” or the “Fund”) originally held on July 30, 2026 and adjourned from time to time through October 16, 2026 (the “Special Meeting”), the Fund announced that it has withdrawn the current proposal to approve a new investment sub-advisory agreement (the “King Street Sub-Advisory Agreement”) among the Fund, XA Investments LLC (“XA Investments”) and Rockford Tower Asset Management, L.L.C. (“King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”), and the Special Meeting is concluded.

The King Street Sub-Adviser continues to serve as investment sub-adviser to the Fund pursuant to an interim sub-advisory agreement among the Fund, XA Investments and the King Street Sub-Adviser.

The Board of Trustees of the Fund is considering an alternative proposal with respect to approval of the King Street Sub-Advisory Agreement and expects to present that proposal to shareholders for approval at a future special meeting of shareholders.

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Shareholders of record as of the record date for the Fund’s special meetings are expected to receive a proxy statement, notice of special meeting of shareholders, and proxy card, containing detailed information regarding the King Street Sub-Adviser and the King Street Sub-Advisory Agreement. Fund shareholders are encouraged to read the proxy statement and accompanying materials carefully when they receive them. When filed with the SEC, the proxy statement will be available free of charge at the SEC’s website, www.sec.gov. This report is not a solicitation of any proxy.

Each of the Fund, XA Investments and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the matter described above. Information about the trustees and officers of the Fund may be found in the Fund’s annual report to shareholders and proxy statement previously filed with the SEC. To the extent holdings of securities by potential participants has changed since the information reflected in a Fund’s annual report to shareholders and proxy statement previously filed with the SEC, such information has been or will be reflected on the Statements of Change in Ownership of the Trust on Forms 3 and 4 filed with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement when it is filed with the SEC. Free copies of the proxy statement, when filed, may be obtained from the SEC’s website at https://www.sec.gov.